SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

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                                              Commission Only (as permitted
                                              by Rule 14a-6(e) (2))

/ /  Definitive Proxy Statement
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/X/  Soliciting Material Under Rule 14a-12

                    BANK WEST FINANCIAL CORPORATION
------------------------------------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NASDAQ:        CHFC and BWFC
FOR RELEASE:   IMMEDIATELY
DATE:          MAY 25, 2001

CONTACT:       CHEMICAL FINANCIAL CORPORATION
               Aloysius J. Oliver, President and Chief Executive Officer
               (989) 839-5350

               BANK WEST FINANCIAL CORPORATION
               Ronald A. Van Houten, President and Chief Executive Officer or Kevin A. Twardy, Chief Financial Officer
               (616) 785-3400



        CHEMICAL FINANCIAL CORPORATION SIGNS DEFINITIVE AGREEMENT
                TO ACQUIRE BANK WEST FINANCIAL CORPORATION

     Midland, Michigan and Grand Rapids, Michigan -- Aloysius J. Oliver,

President and CEO of Chemical Financial Corporation ("Chemical"), and Robert

J. Stephan, Chairman, and Ronald A.Van Houten, President and CEO of Bank West

Financial Corporation ("BWFC"), announced today that they have signed a definitive agreement for the acquisition of BWFC by Chemical.  The acquisition will be accomplished through a merger of BWFC with a subsidiary of Chemical.

In the merger, shareholders of BWFC will receive $11.50 cash for each share of

BWFC common stock in a taxable transaction.  The total value of the transaction is currently estimated at approximately $29.8 million.


     BWFC is a holding company headquartered in Grand Rapids, Michigan, with total assets of approximately $279 million, total deposits of $179 million and total stockholders' equity of $24 million, as of March 31, 2001.  It is the parent company of Bank West, a Michigan stock savings bank.  Bank West provides banking services through five offices located in Kent and Ottawa

Counties.


     Chemical Financial Corporation is a multi-bank holding company headquartered in Midland, Michigan, with total assets of approximately $3.1 billion as of March 31, 2001.  Chemical's four subsidiary banks operate 118

"Chemical Bank" offices and two loan production offices spread over 30 counties in the lower peninsula of Michigan.  Upon completion of the

PRESS RELEASE
May 23, 2001
Page 2



transaction, Chemical will have 123 banking offices, assets of approximately

$3.3 billion, and will be the fourth largest bank holding company (based on assets) with headquarters in Michigan.


     Mr. Oliver stated, "Bank West is a strong organization with good prospects for the future.  Combined with our acquisition of four bank branches from Old Kent Bank and Fifth Third Bank, the merger will provide Chemical with a strong base in the attractive West Michigan market.  We believe Chemical's community bank philosophy will be well received and will permit Chemical to continue to provide the personal service that Bank West customers currently receive."


     According to Ronald A. Van Houten, "The merger with Chemical will permit us to offer to our customers a greater variety of banking products and financial services, such as trust services.  This will enhance our ability to satisfy all of the financial services needs of our customers."


     The merger is subject to approval by BWFC shareholders, approval by banking regulators, and other customary conditions.  It is expected to be completed during the fourth quarter of this year.


     Chemical Financial Corporation common stock is traded on The Nasdaq

Stock Market under the symbol "CHFC" and Bank West Financial Corporation is traded on The Nasdaq Stock Market under the symbol "BWFC."


                        FORWARD LOOKING STATEMENTS

     When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," "continue," "anticipate,"

"estimate," "project" or similar expressions are intended to identify

"forward-looking statements" within the meaning of the Private Securities

Litigation Reform Act of 1995.  Chemical and BWFC wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors

PRESS RELEASE
May 23, 2001
Page 3



including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could cause actual results to differ materially from those anticipated or projected.


     The parties do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


     BWFC will be filing relevant documents concerning the merger with the

Securities and Exchange Commission ("SEC").  WE URGE INVESTORS TO READ THESE

DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov.  In addition, documents filed with the SEC by BWFC will be available free of charge from the Secretary of BWFC at 2185 Three Mile Road, N.W., Grand Rapids,

Michigan 49544-1451, telephone (616) 785-3400.  The directors and executive officers of BWFC may be deemed to be participants in the solicitation of proxies.  The direct or indirect interests of such participants, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC.  BWFC INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER

DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION

CONCERNING THE MERGER.


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